Exhibit 99.5

Banc of America Securities LLC	600 Montgomery Street San Francisco, CA 94111 Tel 415.627.2000

Board of Directors
SkillSoft Corporation
20 Industrial Park Drive
Nashua, New Hampshire

Ladies and Gentlemen:

We hereby consent to the inclusion of our opinion letter, dated June 10, 2002 to the Board of Directors of SkillSoft Corporation (“SkillSoft”) regarding the merger of SkillSoft with a wholly owned subsidiary of SmartForce Public Limited Company (“SmartForce”) in the SmartForce Registration Statement on Form S-4 to which this consent is filed as an exhibit (the “Registration Statement”) and to the reference in the Registration Statement to our firm and to our opinion under the headings “Summary of the Joint Proxy Statement/Prospectus—Summary of the Merger”, “The Proposed Merger—Opinion of SkillSoft’s Financial Advisor” and Annex C. In giving the foregoing consent, we do not admit (1) that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended (the “Securities Act”), or the rules and regulations of the Securities and Exchange Commission (the “Commission”) promulgated thereunder and (2) that we are experts with respect to any part of the Registration Statement within the meaning of the term “experts” as used in the Securities Act and the rules and regulations of the Commission promulgated thereunder.

Very truly yours,

/s/    BANC OF AMERICA SECURITIES LLC

BANC OF AMERICA SECURITIES LLC